UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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GAMESTOP CORP.
(Name of Registrant as Specified in Its Charter)

HESTIA CAPITAL PARTNERS LP HESTIA CAPITAL MANAGEMENT, LLC KURTIS J. WOLF PERMIT CAPITAL ENTERPRISE FUND, L.P. PERMIT CAPITAL, LLC PERMIT CAPITAL GP, L.P. JOHN C. BRODERICK ADAM DUKOFF PAUL J. EVANS
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Hestia Capital Partners LP (“Hestia LP”) and Permit Capital Enterprise Fund, L.P. (“Permit Enterprise”), together with the other participants named herein (collectively, the “Stockholder Group”), have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of GameStop Corp., a Delaware corporation (the “Company”).

Item 1: On May 27, 2020, the Stockholder Group issued the following press release and posted it to https://www.RestoreGameStop.com:

Investor Group Issues New Investor Presentation to Correct GameStop Corp.’s Misleading Claims

Board Seems to Manipulate Its Performance Analysis and Switches to New Comparison Index to Hide Underperformance

Shows the Recent Director Changes Have Not Improved Board Behavior

Urges Stockholders to Vote the WHITE Proxy Card to Elect Its Two Highly Qualified Nominees at GameStop’s Upcoming Annual Meeting

May 27, 2020 - Pittsburgh -- Hestia Capital Partners LP, Permit Capital Enterprise Fund, L.P. and their affiliates (the “Investor Group”), who beneficially own approximately 7.2% of the outstanding common stock of GameStop Corp. (“GameStop” or the “Company”) (NYSE: GME), announced today that they have issued a rebuttal presentation titled, “GameStop’s Investor Presentation Reinforces the Need for More Change”. The rebuttal presentation details how GameStop’s recent investor presentation, which was put forth by the newly reconstituted Board, includes many false and misleading statements about the Company’s performance and the Investor Group’s nominees, highlighting the need for more Board change.

The Investor Group’s rebuttal presentation along with its full investor presentation can be found here.

The Investor Group encourages its fellow stockholders to read its presentations, as well as its proxy materials and stockholder letters, which are accessible at www.RestoreGameStop.com.

The Investor Group’s rebuttal presentation highlights the following:

GameStop’s Board Selects Different Dates to Manufacture “Tangible Results”

•	GameStop’s Board claims the announcement of the “GameStop Reboot” plan on September 10, 2019, is the right starting date for measuring the performance of the new Board and plan.
•	However, the Board begins its performance analysis two days AFTER the plan was announced (without any explanation), which allows GameStop to avoid a 10% stock price drop that occurred immediately after the plan was announced.
•	This suggests that the Board is intentionally trying to manipulate its performance analysis by choosing a more favorable date to remove this 10% stock price decline.

GameStop’s Board Selects Different Index to Manufacture “Tangible Results”

Every year since 2003, GameStop compared its performance to the Dow Jones Specialty Retailers Index, including as recently as March 2020 in the Company’s 10-K.

•	Now, for the first time EVER, the Board tries to shift stockholder focus to the Russell 2000 Index (without any explanation).
•	This shift to which GameStop compares itself appears to be an attempt by the Board to mislead stockholders about its performance.
o	During the period GameStop analyzes its performance – from September 12, 2019 (instead of September 10, 2019 for some unknown reason) through May 19, 2020, GameStop’s stock declined -3%.
o	The Board now compares itself to the Russell 2000 Index, which has declined by -16%, instead of the Dow Jones Specialty Retailers Index, which increased +18% during the same period.
•	The Board has shifted its comparison away from an Index GameStop has compared itself to for 17 years in an apparent attempt to make GameStop appear to be a better performer as the Annual Meeting approaches.

Other highlights from the Investor Group’s rebuttal deck include:

•	The Board attempts to take credit for the 10% climb in stock value immediately following the Investor Group’s preliminary proxy filing on April 4, 2020, and the 22% value increase immediately following the Investor Group’s definitive proxy filing on April 24, 2020.
•	Many of the items the Board calls “results” do not seem to be performance improvements at all.
o	The Board states GameStop ended the year with a strong cash balance. The Board fails to mention that GameStop began the year with over $1.6 billion in cash and ended with $500 million. Net cash fell from $800 million to $80 million.
o	The Board claims to have proactively retired debt. In fact, $350 million of debt repurchased in 2019 was due on October 1, 2019. The rest of the debt repurchased in 2019 was due in 2021 and purchased above par value. This debt traded below $0.70 on the dollar recently.
o	The Board claims it has “optimized” operations, pointing to improved inventory levels at the end of fiscal year 2019. Yet, the decrease in inventory appears to be in-line with the decline in revenue.
•	The Board’s contention that executive compensation is directly aligned with stockholder value creation seems disingenuous.
o	Total compensation to GameStop’s Board and executives in fiscal 2019 was approximately 15% of the Company’s market capitalization at fiscal year-end 2019. In fiscal 2019, stockholders lost more than 65% of their investment.
o	Executives achieved a 196% bonus payout associated with SG&A cost saving, even though SG&A as a percent of revenue and gross profit increased to all-time highs.
o	Long-tenured director, Thomas Kelly, who does not appear to have purchased a single share of GameStop stock, and who has been on the Board for 8 years while the stock declined -63%, is Chairman of the Compensation Committee and should be held accountable for the Company’s misaligned compensation practices.

•	The Board’s argument that they have implemented best-in-class Board refreshment and management succession is puzzling.
o	Replacing half the Board in one year after 10+ years of underperformance, including a 65% decline in stock value during fiscal 2019, is not considered best-in-class governance to the Investor Group.
o	Poor management succession has led to 5 CEOs in 3 years. Equally concerning is the recent announcement that GameStop’s Chief Accounting Officer abruptly announced his retirement on May 19, 2020, while in the process of closing the Company’s Q1 2020 quarterly results.
o	As Chairman of the Nominating/Governance Committee for 10 years, Jerome Davis should be held directly responsible for the Company’s poor succession planning and belated Board refreshment process.
•	The Board’s claim that it has attempted to avoid a proxy fight with a settlement is untrue.
o	In March 2020, the Investor Group offered to expand the Board to add just one stockholder to the Board to avoid a proxy contest. The addition did not have to be a representative from Hestia or Permit.
o	The Board never formally proposed a settlement to avoid a proxy contest other than for the Investor Group to support their slate of nominees and talk to them again next year.
o	Instead, the Board has chosen to spend more than $1.6 million fighting to keep two underperforming, long-tenured, lame-duck directors who have announced their intention to retire in 2021.
•	GameStop’s assertion that the Investor Group is focused on short-term financial engineering and its nominees have no business transformation experience or public company management experience is false.
o	The Investor Group has outlined five strategic initiatives in its stockholder presentation (www.RestoreGameStop/presentation) the Board should be immediately focusing on to create long-term value. None of these recommendations include short-term financial engineering.
o	Paul Evans and Kurt Wolf are accomplished professionals with significant public company and turnaround experience, two skillsets that are very much needed on GameStop’s Board.

The Investor Group urges stockholders to support its call for change at the Company by voting the WHITE proxy to elect its slate of two experienced nominees, Paul J. Evans and Kurtis J. Wolf, at the 2020 Annual Meeting.

If you have any questions about how to vote, the Investor Group’s proxy solicitor Saratoga Proxy Consulting can be reached at info@saratogaproxy.com or (888) 368-0379.

About Hestia Capital

Hestia Capital is a long term focused, deep value investment firm that typically makes long-term investments in a narrow selection of companies facing company-specific, and/or industry, disruptions. Hestia seeks to leverage its General Partner's expertise in competitive strategy and capital markets to identify attractive situations within this universe of disrupted companies. These companies are often misunderstood by the general investing community and provide the 'price dislocations' which allows Hestia to identify, and invest in, highly attractive risk/reward investment opportunities.

About Permit Capital Enterprise Fund

The Permit Capital Enterprise Fund, through its management company, follows an investing philosophy that seeks to identify securities trading at a discount to intrinsic value. The investment approach is bottom-up and focused on the valuation of the securities of individual issuers. The management company’s assessment of intrinsic value is based on its own fundamental research as well as numerous sources of publicly available information.

Contacts:
Kurt Wolf at 724-687-7842
John Broderick at 610-941-5025

Item 2: On May 27, 2020, the Stockholder Group issued a supplemental presentation slide and posted it to https://www.RestoreGameStop.com, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference.